ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-261476
Dated December 19, 2022
Buffered PLUS Based on the Value of the S&P 500® Index due January 25, 2024
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
This document provides a summary of the terms of the Buffered Performance Leveraged Upside SecuritiesSM (the “Buffered PLUS”). Investors should carefully review the accompanying preliminary pricing supplement for the Buffered PLUS, the accompanying product supplement, the underlier supplement, the prospectus supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The Buffered PLUS do not guarantee any return of principal at maturity and you could lose up to 90% of your investment. The Buffered PLUS are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”), and all payments on the securities are subject to the credit risk of BNS. As used in this document, “we,” “us,” or “our” refers to BNS.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
Underlying index:	S&P 500® Index (Bloomberg Ticker: “SPX”)
Stated principal amount:	$1,000.00 per Buffered PLUS
Issue price:	$1,000.00 per Buffered PLUS
Minimum investment:	$1,000.00 (1 security)
Interest:	None
Strike date:	December 16, 2022
Pricing date:	December 19, 2022
Original issue date:	December 21, 2022 (2 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	January 22, 2024, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	January 25, 2024, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per Buffered PLUS:
◾       If the final index value is greater than the initial index value:
$1,000.00 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
◾       If the final index value is less than or equal to the initial index value, but not by more than the buffer amount:
$1,000.00
◾       If the final index value is less than the initial index value by more than the buffer amount:
$1,000.00 + [$1,000.00 × (underlying return + buffer amount)]
If the final index value is less than the initial index value by more than the buffer amount, you will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and could lose up to 90% of your investment in the Buffered PLUS.

Buffer amount:	10.00%
Underlying return:	(final index value – initial index value) / initial index value
Leverage factor:	200%
Leveraged upside payment:	$1,000.00 × leverage factor × underlying return
Maximum gain:	20.10%
Maximum payment at maturity:	$1,201.00 per Buffered PLUS (120.10% of the stated principal amount)
Initial index value:	3,852.36, which is the index closing value of the underlying index on the strike date
Final index value:	The index closing value of the underlying index on the valuation date
CUSIP/ISIN:	06417YCU1 / US06417YCU10
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$0.00 per stated principal amount.
Estimated value on the pricing date:	Expected to be between $969.54 and $995.54 per stated principal amount. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement	http://www.sec.gov/Archives/edgar/data/9631/000114036122046111/brhc10045579_424b2.htm
HYPOTHETICAL PAYOUT
The below figures are based on the leverage factor of 2.0 and maximum gain of 20.10% and are purely hypothetical.

Hypothetical Payment at Maturity

Change in Underlying Index	Payment at Maturity
+50.000%	$1,201.00
+20.000%	$1,201.00
+15.000%	$1,201.00
+10.050%	$1,201.00
+8.000%	$1,160.00
+6.000%	$1,120.00
+4.000%	$1,080.00
+2.000%	$1,040.00
0.000%	$1,000.00
-5.000%	$1,000.00
-10.000%	$1,000.00
-15.000%	$950.00
-20.000%	$900.00
-30.000%	$800.00
-40.000%	$700.00
-50.000%	$600.00
-60.000%	$500.00
-70.000%	$400.00
-80.000%	$300.00
-90.000%	$200.00
-100.000%	$100.00

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You will find a link to the accompanying preliminary pricing supplement for the Buffered PLUS above and links to the accompanying product supplement, underlier supplement, prospectus supplement and prospectus for the Buffered PLUS under “Additional Information About BNS and the Buffered PLUS” in the preliminary pricing supplement, which you should read and understand prior to investing in the Buffered PLUS.
The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement, underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and the accompanying prospectus supplement, underlier supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 225-5678. Our Central Index Key, or CIK, on the SEC web site is 0000009631.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
▪	You may lose up to 90% of your investment in the Buffered PLUS.
▪	The stated payout from the issuer applies only at maturity.
▪	Your potential return on the Buffered PLUS is limited to the maximum gain.
▪	You will not receive any interest payments.
▪	The amount payable on the Buffered PLUS is not linked to the value of the underlying index at any time other than the valuation date.
▪	Owning the Buffered PLUS is not the same as owning the index constituent stocks.
Risks Relating to Characteristics of the Underlying Index
▪	An investment in the Buffered PLUS involves market risk associated with the underlying index.
▪	There can be no assurance that the investment view implicit in the Buffered PLUS will be successful.
▪	The underlying index reflects price return, not total return.
▪	Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the Buffered PLUS.
▪	There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor.
Risks Relating to Estimated Value and Liquidity
▪	BNS’ initial estimated value of the Buffered PLUS at the time of pricing will be lower than the issue price of the Buffered PLUS.
▪
Neither BNS’ nor SCUSA’s estimated value of the Buffered PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities.

▪	BNS’ initial estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ (including SCUSA’s) estimates.
▪	The Buffered PLUS have limited liquidity.
▪
The price at which SCUSA would buy or sell your Buffered PLUS (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Buffered PLUS. SCUSA’s estimated value of the Buffered PLUS is determined by reference to its pricing models and takes into account BNS’ internal funding rate.

▪	The price of the Buffered PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount.
Risks Relating to Hedging Activities and Conflicts of Interest
▪
Hedging activities by BNS and SCUSA may negatively impact investors in the Buffered PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Buffered PLUS.

▪
We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the index constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the Buffered PLUS.

▪	Activities conducted by BNS and its affiliates may impact the value of the underlying index and the value of the Buffered PLUS.
▪	The calculation agent will have significant discretion with respect to the Buffered PLUS, which may be exercised in a manner that is adverse to your interests.
▪	BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the Buffered PLUS.
Risks Relating to General Credit Characteristics
▪	Payments on the Buffered PLUS are subject to the credit risk of BNS.
Risks Relating to Canadian and U.S. Federal Income Taxation
▪
Uncertain tax treatment. Significant aspects of the tax treatment of the Buffered PLUS are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Buffered PLUS — Tax Considerations” and “— Material Canadian Income Tax Consequences” in the preliminary pricing supplement.

Underlying Index
For information about the underlying index, including historical performance information, see “Information About the Underlying Index” in the preliminary pricing supplement.

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